Exhibit 10.2
RESIGNATION
Board of Directors
TEKNIK DIGITAL ARTS, INC.
7518 Elbow Bend Road, Suite B-9
Carefree, Arizona 85377
Dear Board Members:
As a result of my inability to obtain the information and documentation necessary for me to perform my obligations as a member of the Board of Directors, effective as of the date set forth below, I hereby resign as a member of the Board of Directors of TEKNIK DIGITAL ARTS, INC.
Dated: February 27, 2006
Corey Comstock
Signature: /s/ Corey Comstock